CELLCEUTIX ENTERS INTO NEW $20 MILLION COMMON STOCK PURCHASE AGREEMENT WITH ASPIRE CAPITAL FUND, LLC

Company Receives Full $10 Million Under First Agreement With Aspire Capital

Cellceutix Corporation (OTCQB: CTIX) (the "Company"), a clinical stage biopharmaceutical company focused on discovering, developing and commercializing drugs to treat unmet medical conditions, today announced that it has entered into a new $20 million common stock purchase agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”), an Illinois limited liability company. Under the new agreement, Aspire Capital has committed to purchase up to $20 million of Cellceutix’s common stock over the next three years at prices based on the market price at the time of each sale. Cellceutix intends to use the net proceeds from the Purchase Agreement primarily for ongoing clinical trials and initiation of new clinical trials, as well as general working capital.

On December 6, 2013, the Company had entered into a similar $10 million common stock purchase agreement with Aspire Capital. Pursuant to that agreement, the Company sold the full $10 million of its shares to Aspire Capital and it has been terminated in accordance with its terms. The combination of cash on hand from a prior $10 million agreement with Aspire Capital and this new $20 million Purchase Agreement, significantly enhance the financial strength and flexibility for Cellceutix to meet its goals in conducting clinical trials in 2014 and beyond for its anti-cancer drug Kevetrin, anti-psoriasis drug Prurisol, and antibiotic Brilacidin.

“We are extremely pleased with the favorable financing terms from Aspire Capital and the long-term, committed interest that they have taken in our Company,” says Leo Ehrlich, Chief Executive Officer at Cellceutix. “As with the first agreement, we are in control as to when shares are purchased by Aspire, providing us with a valuable tool for accessing capital as we further develop our pipeline. This gives our Company solid financial footing heading into 2014, a year which we are optimistic that we will be exploring partnering opportunities.”

“Cellceutix has continued to impress us with the strength of its pipeline and the savvy business sense of the management team,” commented Steven G. Martin, Managing Member of Aspire Capital. “Cellceutix’s acquisition of the assets of PolyMedix in September came at what we consider an incredibly low purchase price, one that we feel has yet to be fully factored into the Company’s valuation. The timing was right for us to increase our commitment to and investment in Cellceutix as we believe 2014 will represent a transformational year for the Company.”

Key aspects of Purchase Agreement include:

•	The Company controls the timing and amount of any sales of common stock to Aspire Capital at a known price;
•	Aspire Capital cannot require the Company to make sales, but is obligated to make purchases as the Company directs in accordance with the terms of the agreement; and
•	No limitations on use of proceeds, financial covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages.

A more complete and detailed description of the transaction is set forth in the Company’s Current Report on Form 8-K, filed today with the U.S. Securities and Exchange Commission.

About Cellceutix:

Headquartered in Beverly, Massachusetts, Cellceutix is a publicly traded company under the symbol "CTIX". Cellceutix is a clinical stage biopharmaceutical company developing and commercializing innovative therapies in oncology, dermatology and antibiotic applications. Cellceutix believes it has a world class portfolio of compounds and is now engaged in advancing its existing portfolio of clinical compounds and strategic partnerships. Cellceutix’s anti-cancer drug Kevetrin is currently in a Phase 1 clinical trial at Harvard Cancer Centers’ Dana Farber Cancer Institute and Beth Israel Deaconess Medical Center. Kevetrin in the laboratory has been shown to induce activation of p53, often referred to as the “Guardian Angel Gene” due to its crucial role in controlling cell mutations. Cellceutix is planning a Phase 2 clinical trial with its novel compound Brilacidin-OM for the prevention and treatment of Oral Mucositis. Brilacidin-OM, a defensin mimetic compound has shown in the laboratory to reduce the occurrence of severe ulcerative oral mucositis by more than 94% compared to placebo. Cellceutix’s anti-psoriasis drug Prurisol is being readied for a Phase 2/3 clinical trial at sites in the U.S. and Europe. Prurisol is a small molecule that acts through immune modulation and PRINS reduction. Cellceutix’s key antibiotic, Brilacidin, is set to begin a Phase 2b trial in the first half of 2014 for Acute Bacterial Skin and Skin Structure Infections, or ABSSSI. Brilacidin has the potential to be a single-dose or shorter dosing regimen therapy for multi-drug resistant bacteria than what is currently on the market. Cellceutix has a diverse portfolio of novel technologies and has formed research collaborations with world renowned research institutions in the United States and Europe, including MD Anderson Cancer Center, Beth Israel Deaconess Medical Center, and the University of Bologna. More information is available on the Cellceutix web site at www.cellceutix.com.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause Cellceutix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. Cellceutix has in some cases identified forward-looking statements by using words such as "anticipates," "believes," "hopes," "estimates," "looks," "expects," "plans," "intends," "goal," "potential," "may," "suggest," and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are Cellceutix’s need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock to Aspire Capital; the fact that Cellceutix’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in Cellceutix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Cellceutix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

INVESTOR AND MEDIA CONTACT:

Cellceutix Corp.

Leo Ehrlich

(978) 236-8717

info@cellceutix.com